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NEWS FROM
TRANS-INDUSTRIES                                                 EXHIBIT 99.1

Trans-Industries, Inc. - 2637 S. Adams Road - Rochester Hills, MI 48309


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FOR FURTHER INFORMATION:
     AT TRANS-INDUSTRIES:
     Kai Kosanke
     Chief Financial Officer
     (248) 852-1990


FOR IMMEDIATE RELEASE
TUESDAY JULY 13, 2004


               TRANS-INDUSTRIES, INC. COMPLETES SALE OF ROCHESTER
                                   HILLS PLANT



ROCHESTER HILLS, MICHIGAN -- JULY 13, 2004 - TRANS-INDUSTRIES, INC. (NASDAQ:
TRNI), a manufacturer of bus lighting systems and information display products, today announced the sale of its Rochester Hills plant for $2.8 million. The net proceeds will be used to retire bank term debt and add to working capital. The electronics manufacturing and assembly activities formerly conducted at this facility were combined, during the latter part of 2003, with those at the Company's Bad Axe, Michigan information systems plant.

Administrative, engineering, sales and service activities conducted by the Vultron, Inc. subsidiary will be transferred to a leased facility in the Rochester Hills area which will be available for occupancy in September.

ABOUT THE COMPANY:
The Company is a leading provider of lighting systems and related components to the mass transit market as well as a supplier of information hardware and software solutions on Intelligent Transportation Systems (ITS) and mass transit projects. ITS utilizes integrated networks of electronic sensors, signs and software to monitor road conditions, communicate information to drivers and help transportation authorities better manage traffic flow across their existing infrastructures.

                VISIT TRANS-INDUSTRIES AT www.transindustries.com